Exhibit 5.1
Dear Sirs
AVAGO TECHNOLOGIES LIMITED — PROSPECTUS SUPPLEMENT FILED PURSUANT TO RULE 424(B) PROMULGATED UNDER THE SECURITIES ACT (AS DEFINED HEREIN) IN RESPECT OF THE VENDOR SHARES (AS DEFINED HEREIN) AND THE VENDOR OPTION SHARES (AS DEFINED HEREIN)
A.	INTRODUCTION

1.	We have acted as Singapore legal advisers to Avago Technologies Limited (the “Company”), a company incorporated under the laws of Singapore, in connection with the filing by the Company with the United States Securities and Exchange Commission of a prospectus supplement dated 28 February 2011 (the “Prospectus Supplement”) filed pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in respect of (a) 25,000,000 ordinary shares (the “Vendor Shares”) offered by certain selling shareholders of the Company (the “Vendors”), and (b) up to 3,750,000 ordinary shares (the “Vendor Option Shares”) which may be purchased by the underwriters pursuant to an option to purchase additional ordinary shares granted by the Vendors.

B.	DOCUMENTS

2.	In rendering this opinion, we have examined:

2.1	a copy of the memorandum of association and articles of association of the Company, as filed with the Accounting and Corporate Regulatory Authority of Singapore on 11 August 2009;
2.2	a copy of the minutes and resolutions passed by the shareholders of the Company on 31 March 2010 (the “Company Shareholders’ Resolution”);
2.3	a copy of the minutes and resolutions in writing of the Board of Directors of the Company dated 2 February 2006, 5 August 2010 and 25 February 2011 (the “Board Resolutions”);
2.4	a copy of the Prospectus Supplement as filed with the SEC; and
2.5	such other documents as we may have considered necessary or desirable in order that we may render this opinion.
3.	Save as expressly provided in paragraph 5 of this legal opinion, we express no opinion whatsoever with respect to any agreement or document described in paragraph 2 of this opinion.

C.	ASSUMPTIONS

4.	We have assumed (without enquiry):
4.1	the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies submitted to us;
4.2	that the facts stated in all documents submitted to us are correct;

4.3	any signatures and seals on the documents reviewed by us are genuine;
4.4	that the copies of the Board Resolutions and the Company Shareholders’ Resolution submitted to us for examination are true, complete and up-to-date copies, have not been amended or rescinded and are in full force and effect and no other action has been taken which may affect the validity of the Board Resolutions or the Company Shareholders’ Resolution, as the case may be; and
4.5	(a) that the information disclosed in the searches made on 28 February 2011 at the Accounting and Corporate Regulatory Authority of Singapore against the Company (the “ACRA Searches”) are true and complete, (b) that such information has since not then been materially altered and (c) that the ACRA Searches did not fail to disclose any material information which has been delivered for filing but did not appear on the public file at the time of the ACRA Searches.
D.	OPINION

5.	Based on the foregoing and subject to the assumptions set out in this opinion and having regard to such legal considerations as we have deemed relevant and subject to any matters not disclosed to us, we are of the opinion that the 25,000,000 Vendor Shares and 3,750,000

Vendor Option Shares issued and outstanding as at the date of this letter, were duly authorised by the Company for issuance and subscription and are (a) validly issued and non-assessable, and (b) fully paid.
6.	For the purposes of this legal opinion, we have assumed that the term “non-assessable” (a term which has no recognised meaning under Singapore law) in relation to the Vendor Shares and the Vendor Option Shares to be issued means that holders of such shares, having fully paid up all amounts due on such shares, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such shares.
7.	In rendering our opinion in paragraph 5 above, we have received and relied upon as to factual matters, (a) a certificate (the “Company Certificate”) dated 28 February 2011 from Ms Patricia McCall, a duly authorised officer of the Company, and (b) the ACRA Searches. Save for the ACRA Searches, we have made no independent investigation into any factual matters set out in the Company Certificate and we have not ourselves checked the accuracy or completeness or otherwise verified the factual matters furnished in the Company Certificate.
8.	This opinion relates only to the laws of general application of the Republic of Singapore as at the date hereof and as currently applied by the Singapore courts, and is given on the basis that it will be governed by and construed in accordance with the laws of the Republic of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the Republic of Singapore.
9.	With respect to matters of fact material to this opinion, we have relied on the statements of the responsible officers of the Company.
10.	We hereby consent to the use of our opinion as herein set forth as an exhibit to the Company’s Current Report on Form 8-K dated the date hereof filed by the Company (the “Company’s Current Report on Form 8-K”) and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.
11.	The opinion given herein is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the Prospectus Supplement or otherwise. Further, save for the filing of this opinion with the SEC as an exhibit to the Company’s Current Report on Form 8-K, this opinion is not to be circulated to, or relied upon by, any other person (other than persons entitled to rely on it pursuant to applicable provisions of federal securities law in the United States, if applicable) or quoted or referred to in any public document or filed with any governmental body or agency without our prior written consent.
Yours faithfully
/s/ WP
WONGPARTNERSHIP LLP